Exhibit 10.1

December 20, 2010

Kyle Carpenter

4421 W 52nd St

Edina, MN 55424

Dear Kyle,

This letter is to outline key aspects of the transition to ending your employment with Capella University and to ensure a shared understanding. The determination has been made that the termination of your employment did not meet the terms outlined in the Senior Executive Severance Plan. However, based on your many contributions to Capella along with our desire to support your transition to new employment, we are offering transition support.

You have confirmed that your intention is to accept the following transition terms:

•	Your employment with Capella will end effective Tuesday, March 1, 2011.

•	Contingent on (1) signing and not rescinding a release agreement, and (2) remaining employed with Capella through a minimum of December 31, 2010, you will be eligible for following:

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Severance in the amount of $102,153.76 pre-tax, (equivalent to 16 weeks of base compensation at current base salary) paid in bi-weekly installments following current payroll cycle following your date of separation from employment.

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Health, dental, and life insurance at current (as of last day of employment) employee contribution rates through June 2011. This will entail you signing up for COBRA to ensure coverage starting in April 2011.

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Actual start date of the severance payments will be contingent on the date you choose to sign the release document and the rescission period, which runs for 15 days after the date in which you sign the release.

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Capella will provide two forms of outplacement support: (1) you are welcome to consult with Theresa Matt, Director of Executive Search, regarding potential external opportunities, search firm recommendations, and networking support; and (2) you may utilize Right Management’s “Right Choice Executive Program” for 3 months, with expenses paid by Capella. You will be permitted to initiate this service prior to your end date. Services must be initiated no later than April 1, 2011.

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If you should choose to end your employment with Capella prior to March 1, 2011, you would continue to be eligible for the above stated severance terms, so long as the identified deliverables have been completed.

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Per program terms, you will be eligible to receive payout of the 2010 Management Incentive Plan (MIP) based on plan payout terms (including existing program of company performance and individual achievement) so long as you continue employment with Capella through December 31, 2010. You will not be eligible to participate in the 2011 MIP plan.

•	Per standard policy, Paid Time Off (PTO) is paid out at 70% of any accrued by unused time.

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Your working schedule may change during this transition period. You may continue to utilize Capella equipment (laptop, Blackberry, etc.) and access to e-mail, however, you will not be required to come in to the office on a routine schedule. Kevin or other individuals may reach out to you for support or information on an as-needed basis through March 1, 2011.

•	Upon separation from Capella, you will be asked to sign a release agreement. (While you can review in advance, this document cannot be signed prior to your last day of employment.)

•	Capella will enforce the non-compete agreement which you have signed for a period of one year following your separation date.

We would like for you to confirm that you have read and understand these terms. Please sign below and return to me by as soon as possible. Thank you for your commitment to a successful transition. If you should have any questions or would like to discuss further, please do let me know.

Sincerely,

Seth M. Lockner

Human Resources Director

cc:	Kevin Gilligan

Employee File

/s/ Kyle Carpenter	December 22, 2010
Signed	Dated